EXHIBIT 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing and Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces Class A Conversion, Marketed Secondary Public Offering
and $30 Million Share Repurchase

San Juan, PR, March 6, 2013 – Triple-S Management Corporation (NYSE: GTS) today announced its intention to convert 7.0 million of the 9.0 million outstanding Class A shares into Class B shares (“Class A Conversion”). Concurrently, the Company intends to enhance the underlying liquidity of the Class B shares by conducting a marketed secondary public offering (the “Offering”) for all or a substantial majority of the converted shares. The Company also announced its intention to repurchase up to $30 million of Class B shares as a purchaser in the Offering. The Company, in its sole discretion, may allow shareholders to retain a portion of the converted shares rather than including them in the Offering, subject to a lock-up period. The Board believes it is in the best interest of all shareholders to increase the trading liquidity of the listed securities, provide for the orderly disposition of the converted shares into the market, return excess capital, enhance earnings per share, and substantially unify the Company’s share structure.

As the Board evaluates the extent and timing of the Class A Conversion, the Offering and any repurchase, it will continue to consider such factors as the Company’s financial condition and outlook, the status of any outstanding or pending litigation affecting the Company’s share capital and the collective interests of all shareholders, as well as general market conditions. The Class A Conversion is conditioned on the submission of at least seven million Class A shares for conversion into Class B shares, completion of the Offering and final Board approval.  All shares submitted for conversion will be available for sale in the Offering at the Company’s discretion. The Board and the Company remain under no obligation to convert or repurchase any Class A shares or facilitate any resale of such shares.

The Company will promptly commence a shareholder outreach program intended to give current holders of Class A shares the opportunity to participate in the Class A Conversion and the Offering. The Company has retained Credit Suisse as a financial advisor.

A registration statement relating to the Class B shares to be sold in the Offering has been filed with the SEC, but has not yet become effective. The shares may not be sold, nor may offers to buy such shares be accepted, prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and the prospectus supplement relating to that offering.

A written prospectus, when available, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the Company, at Triple-S Management Corporation, 1441 F.D. Roosevelt Ave., 6th Floor, San Juan, PR 00920, Attention: Investor Relations, or by calling 312-543-6708.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

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